UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	March 6, 2009

Freedom Bancshares, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Georgia
(State or Other Jurisdiction of Incorporation)

333-102971	06-1671382
(Commission File Number)	(IRS Employer Identification No.)

3165 Maysville Road, Commerce, Georgia	30529
(Address of Principal Executive Offices)	(Zip Code)

(706) 423-2500
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.03.     Bankruptcy or Receivership.

On March 6, 2009, the Georgia Department of Banking and Finance (the “Georgia Department”) closed Freedom Bank of Georgia (the “Bank”), the wholly owned commercial banking subsidiary of Freedom Bancshares, Inc. (the “Company”), and the Federal Deposit Insurance Corporation (“FDIC”) was named as the receiver of the Bank. The Company’s principal asset is the common stock that it owns in the Bank, and, as a result of the closure of the Bank, the Company has very limited remaining tangible assets. As the owner of all of the capital stock of the Bank, the Company would be entitled to the net recoveries, if any, following the liquidation or sale of the Bank or its assets by the FDIC. However, at this time, the Company is unable to provide any assurance that any recovery will be realized by the Company or the timing of any such recovery.

In connection with the closure of the Bank, the FDIC issued a press release, dated March 6, 2009, providing the following:

•

The FDIC’s Board of Directors approved the assumption of all of the deposits of the Bank by Northeast Georgia Bank, Lavonia, Georgia (“Northeast Georgia Bank”). Accordingly, all depositors of the Bank, including those with deposits in excess of the FDIC’s insurance limits, automatically became depositors of Northeast Georgia Bank for the full amount of their deposits, and they will continue to have uninterrupted access to their deposits. Depositors will continue to be insured with Northeast Georgia Bank, so there is no need for customers to change their banking relationship to retain their deposit insurance.

•

The Bank’s four offices reopened on Monday, March 9, 2008 as branches of Northeast Georgia Bank. However, for a period of time, customers of the Bank should continue to use the Bank’s office locations until Northeast Georgia Bank can fully integrate the deposit records of the Bank.

•

In addition to assuming all of the deposits of the Bank, Northeast Georgia Bank agreed to purchase approximately $167 million in assets of the Bank at a discount of $13.65 million. The FDIC retained the remaining assets for later disposition.

•

The FDIC and Northeast Georgia Bank entered into a loss-share transaction. Northeast Georgia Bank will share in any losses on approximately $96.5 million in assets covered under the agreement. The agreement is expected to minimize disruptions for loan customers as they will maintain a banking relationship.

•

Customers who have questions about the foregoing matters, or who would like more information about the closure of the Bank, can visit the FDIC’s web site located at http://www.fdic.gov/bank/individual/failed/freedomga.html, or call the FDIC toll-free at (866) 782-1897.

A complete copy of the FDIC’s press release can be found on the Internet at http://www.fdic.gov/news/news/press/2009/pr09037.html. To date, except as described above, no other entity or newly chartered bank has been involved in the process of closing and unwinding the Bank. The management teams of the Company and the Bank have been working closely with the Georgia Department, the FDIC and Northeast Georgia Bank to make the transition as smooth as possible for the Bank’s customers.

In connection with the receivership of the Bank, both the Company and the Bank expect to receive notices, from substantially all of the counterparties (including, without limitation, lenders) to the Company’s and/or Bank’s material agreements, of alleged events of default under those agreements, and of those counterparties’ intentions to terminate those agreements or accelerate the Company’s and/or the Bank’s performance of those agreements. The Company and/or the Bank may dispute certain of those notices. However, in the event of a default by the Company and/or Bank under one or more of those material agreements, or in the event of the termination of one or more of the material agreements, the Company’s and/or Bank’s financial and other obligations under such agreements may be accelerated. The Company and/or Bank may be subject to penalties under those agreements and also may suffer cross-default claims from counterparties under the Company’s and/or Bank’s other agreements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FREEDOM BANCSHARES, INC.
Dated: March 12, 2009
	By:	/s/ Jennifer S. Wethington
	Name:	Jennifer S. Wethington
	Title:	Chief Financial Officer